CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE REDACTED INFORMATION HAS BEEN BLACKED OUT ON THE EXHIBIT.

SOFTWARE LICENSE AGREEMENT

This Software License Agreement ('**the Agreement**') is entered into and comes into force on the "**Effective Date**",

Between: Scout Ltd ('the Licensor'), a limited liability company incorporated under the laws of Malta, with company registration number C-64899, having its registered address at 64, Excalibur, B.Bontadini Street, Birkirkara, BKR 1737, Malta

And: Apple iSports Inc, ('the Licensee') a company incorporated under the laws of Delaware, USA, having its registered office at: 16192 Costal Highway, Lewes, Delaware, 19958, USA

The Licensor and Licensee may hereinafter also be referred to individually as '**Party**', and jointly referred to as the '**Parties**'.

Where as:

i. The Licensor has developed and owns certain proprietary software which may be utilised for online fantasy sports games, sportsbook and other proprietary sport games ('**the Games Platform**'), as described in more detail in this Agreement;

ii. The Licensor is in possession of valid gaming license/s in such event where necessary to fulfil the obligations of this Agreement

iii. The Licensee wishes to acquire a license to use the Games Platform for its gaming business in accordance with best industry practice under the Licensee's Website (as hereinafter defined);

iv. The Licensee is in possession of valid gaming license/s in such event where necessary to fulfil the obligations of this Agreement;

v. The Licensor is willing to provide a license to the Licensee, to use the Games Platform and services subject to and in accordance with the terms and conditions set out in this Agreement.

Now therefore, in consideration of the mutual promises set forth herein, the Licensor and Licensee hereby agree as follows:

1. DEFINITIONS

The terms in this Agreement shall have the meaning stated below:

Affiliate means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party. For the purpose of this definition "control" means the power to manage or direct the affairs of the person or entity in question, whether by ownership of voting securities, by contract or otherwise;

Agreement means this Software License Agreement, including any Annexes and Amendments attached hereto with the consent of both Parties;

Brand(s) means a brand(s) owned or operated by the Licensee;

Bespoke Client Integration shall mean all elements of the integration process, branding and customisation which are considered to be covered by the Setup fee laid out in this Agreement. This method of integration provides customisation, design resources, and refinement of user experience and interface that materially exceed the requirements and limitations of a standard integration.

Betflex Application is an optional add-on product that presents provides a data feed in the form of relevant odds from the Licensee's Sports-book to users of the Games Platform with the objective to incentivize them to play Licensee's Sports-book odds.

Bonus means any deposit bonus, cash-back bonuses or Rake-back bonuses or otherwise awarded by Licensee to its End Users of the Games platform. Any cash-back bonuses or Rake-back bonuses shall never exceed 25% of the Rake. A breach of this Bonus rule can impose a fine equal to 100% of the monthly Rake;

Business Hours means 08.00 – 17.00 during normal business days, i.e when banks are open for business in Malta;

Buy-ins means the full gross entry amount paid by end-users for participation in fantasy sports games, or any other forms of pool betting games on the Games Platform. The buy-in amount is what is used fund the prize pools of the fantasy games and it includes the Rake.

Clearing House Account means an account held in the books of Licensor which is designated to Licensee and records funds used to settle obligations which may be owed by Licensee to Licensor and or to another licensee of Licensor;

Clearing House means the function of Licensor which receives money from Participating Operators operating within the Network, allocates such money between Participating Operators and makes relevant deductions and pays monies back to Participating Operators on request, in accordance with the Clearing House Rules;

Commencement Day means the day upon which the Games Platform first appears on the Licensees site in any Territory, or 1 (one) month from the Delivery Date, whichever is soonest.

Control or **Controlling Interest** in relation to a body corporate means the power of a person to secure that the affairs of the corporate body are conducted in accordance with the wishes of that person, by means of: (i) the holding of shares, the aggregate nominal value of which represents at least twenty-five percent (25%) of the nominal value of the issued share capital of the company; (ii) the holding of shares, the aggregate voting rights attached to them of which represent at least twenty-five percent (25%) of the voting rights in that company; (iii) the holding of shares granting the right to the holder to be appointed or to nominate or appoint or to withhold the nomination or appointment of a director of that company; (iv) the holding of shares whose aggregate rights to profits available for distribution attached to them represent at least twenty-five percent (25%) of the total rights to profits available for distribution to the ordinary shareholders of the company; or (v) any other definition of Control or Controlling Interest which may be provided for under Maltese Law;

Delivery Date means the date on which delivery of the Games Platform has taken place in accordance with the Service Level Agreement attached to the main agreement.

Effective Date means the date of execution of this Agreement when signing is completed by both parties;

End-User means a person using the Games Platform on the Licensee's Website;

End-User Information means any data provided to the Licensee by the End-Users, including without limitation names and surnames, addresses, email addresses, contact numbers and all data relating to transactions such as deposits made, spend, winnings and bonuses, and any other data obtained or accrued by the Licensee as a result of or in connection to the Games Platform played by the End-Users, whether such data is arranged in a database or otherwise;

Enterprise means the provision of online Games through the Licensee's Gaming Sites to End-Users in the Territory;

Force Majeure means failure or delay caused by any circumstances beyond Parties reasonable control, including without limitation, acts of God, war, civil commotion, interruption in public communications networks or services, industrial dispute or DDoS attacks and similar Internet attacks;

Games means in addition to the details set out in section 3, any games developed or supplied by Licensor and made available, directly, or indirectly under this Agreement through the integration of the Games Platform on the Licensee's Website;

Game Schedule means the plan for forthcoming games and tournaments to be offered in the Network. The Game Schedule shall at all times cover the coming two months and at all times be up to date and available online for Licensee;

Games Platform refer to the Games Platform and corresponding technological solutions and services provided in conjunction with the Games Platform as defined in section 3 of the Agreement;

NGR Revenue or NGR - Fixed odds betting is defined as real money end-user bets minus real money end-user winnings generated through Licensors fixed odds products, including but not limited to Player Odds Sportsbook, Player Matchup, Sportsbook and the Betflex Application. This includes deductions for taxes, and pari-mutuel operator costs and takeout, but does not include any bonuses paid to players by the Licensee. When calculating the monthly NGR – Fixed Odds Betting there shall be "No negative carry-over from month to month and can never be negative"

Intellectual Property or **Intellectual Property Rights** means all intellectual property rights including, but not limited to, patents, designs, trademarks, marks, trade names, copyrights, know-how and inventions, whether registered, unregistered or pending, related to the Games Platform;

License Fee is the fee payable by Licensee for the rights granted herein and is defined in section 6 of this Agreement;

Licensor's Technology shall mean the source code and object code existing prior to this Agreement or developed under this Agreement, including utilities, operating systems, game clients, algorithms and development tools, to which the Licensor holds proprietary copyright, patent and/or other rights;

Network means the Scout online fantasy sports Network made available to Participating Operators, being a facility for the interconnection of Participating Operators to enable a Participating Operators End-users to play the Games against each other, or against End-users in a pool of End-users form other Participating Operators, through a Participating Operators online fantasy sports offering or ring-fenced games, including any enabling software which may be provided by Licensee to a Participating Operator or End-users, to enable access to the Network, and any other software which may be provided by Licensee under the terms of this Agreement. Details on the Standard Operating Rules for the Network are provided in Annex VI;

Network Guarantee means the minimum prize pool set by Licensor for network pooled tournaments.

Net Winnings means the aggregated wins or losses by End Users of Licensee during a calendar month;

Participating Operators means an entity which makes the Games available, through the Network, for its end-users to play;

Personal Data means any information relating to an identified or identifiable natural person which is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity.

Rake is a fee charged to End-Users for Fantasy Sports and other Pooled Betting games on the Game Platform. The rake level shall never be lower than 15% for ring-fenced games. The rake level set by the Licensor for Network Games and shall be 15% but may differ between games and may change over time in order to maximize the revenue earned by Licensor and its Licensee/s collectively.

Rake % (or % of Rake) - **Pool-betting** means the percentage of the Rake from End-User Buy-ins, from Fantasy Sports and/or other Pool betting games from the Licensor.

Restricted Territories shall mean the jurisdictions in which the Games Platform must not be offered and marketed to End-Users subject to any applicable laws and regulations.

Ring-fenced games shall mean a Game that is set up by Licensee and solely is restricted for the end-users at the Licensee's website or under the Licensee's Gaming-license;

Services shall mean the services provided to the Licensee by the Licensor under this Agreement, which if ordered by the Licensee may include without limitations any and all the additional services detailed in **Annex II**;

Sportsbook shall mean the provision of a wagering based product containing racing, various sports, leagues and betting types as provided by the Licensor and branded according to agreed specifics.

Standard Games shall mean a game that is set up and operated, and administered entirely by the Licensor, and maybe available across the entire Licensor Network.

Term means the period for which this Agreement shall remain valid as detailed in **section 12**;

Territory means all jurisdictions permissible in accordance with provisions issued by a recognized governmental body in the jurisdiction/s, in this case, Australia, New Zealand and the United States of America but in no event, shall it include Restricted Territories;

Technical Support Services means the technical support services listed in **Annex II**, which will be provided by the Licensor to the Licensee in accordance with the provisions therein;

Wagering means the markets offered by the Licensee including but not limited to Fixed Odds, Tote Derivative and pari-mutuel betting.

Website (or Site) means any website, mobile site and mobile application based on the Brand and which shall allow the Licensor to provide End-Users with access to the Games Platform;

Winnings means the winnings payable to the End-Users playing on the Games Platform.

2. SCOPE OF AGREEMENT

2.1 This Agreement stipulates the terms and conditions under which Licensor provides the Gaming Platform and related services to Licensee.;

2.2 Should the Licensee wish to integrate one or more games which are not detailed in this Agreement, including in any of the Annexes hereto, on the Licensee's Website, the Licensee shall provide to the Licensor a written request for approval thereof (the '**Game Order Request**'). Should the Licensor consent to the provision of such additional games to the Licensee, the Parties must agree in writing on the respective Game Order, which will set forth the detailed provisions and commercial terms for the supply of the additional Games as aforementioned (the '**Game Order**'). Upon reaching an agreement to that effect, the Game Order will be incorporated by reference and included in this Agreement, and will constitute a binding Agreement between the Parties in relation to the Games Platform;

2.3 The Licensee will operate its Brand(s) and Website(s) in compliance with all requirements under the laws and regulations and will not make the Games Platform available in any Restricted Territories;

2.4 For the avoidance of doubt, it is noted that Licensor has no contractual relationship with the End-Users of the Website and is not a party to any agreement or transaction executed between the End-Users and the Licensee. In accordance with the aforementioned, 'Know Your Client' (KYC) procedures, payment processing is all carried out by, and is the sole responsibility of the Licensee, and the Winnings are paid directly by the Licensee to the End-Users and the Licensor will not be held liable for any aspect of the business operated by the Licensee under the Brand and the Website, including without limitations, with regard to the obligations to pay the Winnings to the End-Users.

3. LICENSOR DELIVERABLES

3.1 The Licensor will provide Licensee with a branded Games Platform comprising the following Games;

3.1.1 Fantasy Sports, including what is commonly referred to as Daily Fantasy Sports, whereas end-users stake and compete on the performance of virtual team(s) during a fixed period of time, typically lasting a season, event, round or single game. Support is provided for the following game types:

3.1.2 Daily Fantasy Sports. Whereas end-users place stakes and compete using real money on the performance of virtual team(s) during a fixed period of time, typically lasting a season, event, round or single game. Typical game types provided include, but are not limited to the following:

Game Format	Coverage	Description
Daily Fantasy	Single Match Fantasy Contests	Short form contests, focusing on single fixtures on all days where there are fixtures.
Daily Fantasy	Multi-match Fantasy Contests	Short form contests covering multiple matches which take place on a single day, available on all days when multiple fixtures are taking place.
Weekly Fantasy	Multi-match Fantasy Contests	Mid-form contests. These include multiple sports fixtures taking place across 2-7 days.
Seasonal Fantasy	Seasonal or Special Event Fantasy Contests	Long form, high prize pool seasonal games, includes multiple features such as weekly transfers, captains and wild cards.

3.1.3 Betflex. Betflex is an application which analyzes the behavior of each end-user of the Games Platform and offers them relevant fantasy and sportsbook odds thereby driving cross-sales from fantasy sports to sportsbook.

3.1.4 Match-up game. The game is set up as Match up duels between players i.e. Zlatan and Messi where the end-user shall decide who will be the best player (gaining the most fantasy points according to our fantasy points ruleset). Players that make the right prediction in 4 duels win 10x their bet amount, 5 right out of 5 duels win 15x the bet amount and so on. The more duels the end-user selects, the more attractive prize.

3.1.5 Player Odds Sportsbook and/or Player odds feed. This format is based on our simulation of the pricing of the players which we call Expected Fantasy Points (XFP's). The underlying value (pricing) for the odds is based on a simulation of multiple variables and probability on how many Fantasy points a certain player is expected to gain in an upcoming game. The betting on The Player Odds can be done in Match-up duels, i.e. Messi 1.25 vs. Zlatan 2.08 or over and under odds or Fantasy team betting. The Player Odds can be presented to end-users either as a standalone sportsbook client from the Licensor or integrated to the Licensee's sportsbook via the Odds Feed provided by Licensor.

3.1.6 Pick'em Jackpot. Is a progressive jackpot game, where the user makes multiple 1x2 selections, including a tie-breaker question, if a user happens to make all pf their predictions correctly they can win the Jackpot. This game format typically allows users to stake a very low amount for the opportunity to win a large jackpot prize.

3.1.7 Rugby League and Australian Rules Football Games, Development of a Fantasy sports game based on Rugby League and Australian Rules football, with details to be finalized between the Parties.

3.2 Additional Deliverables within the Games Platform. In addition to the Games specified in Section 3.1 the Licensor shall provide the Licensee with the following;

3.2.1 Sportsbook, provision of a branded Sportsbook, including support for various sports, leagues, and betting markets as specified in Annex VI of this Agreement.

3.2.2 Supporting services, inclusion of a number of supporting services, required to deploy the provisions of this Agreement in the Australian and US markets, as specified in Annex V and VI of this Agreement.

3.2.3 Provision of Player Account Management system for the management of End-user accounts and information.

3.2.4 Provision of Back-office functionality for the management of Platform operations, Game functions, Sportsbook functions, risk management and trading functionality and other areas.

3.2.5 Provision of a reporting system for access to various types of Game, player and other performance metrics as available at the time.

3.3 Each of the Games and other Deliverables specified in Section 3 of this Agreement will be available for a number of sports, leagues and events according to the sports currently supported by the Games Platform, as listed in Annex I.

3.4 Licensor will define and set the rules, scoring, prize distribution and Rake for the Standard Games whereas the Licensee may define these parameters in ring-fenced games offered to their End Users.

3.5 All Games are provided as Ring-fenced games unless the Licensee specifies a game to be a Network Game, where Participating Operators pool liquidity. Licensee may choose to opt out of a specific Game or tournament once the Game or tournament is specified as a Network Game. Such notice shall be provided to Licensor at least 4 days prior to game / tournament start. Licensor shall maintain an up-to date Game Schedule and at all times have this available for Licensee.

3.6 Support and Maintenance; Licensor will provide support and maintenance as defined in Annex II.

3.7 Professional services required to undertake the integration or other required services will be provided based on the Licensors at the time prevailing professional services rate.

4. LICENSE

4.1 The Licensor hereby grants to the Licensee a non-exclusive, non-licensable, non-assignable, non-transferrable, and personal license for the Games Platform to be used solely in the Territory for the purpose of the Enterprise and in accordance with the provisions set out herein. Any change in Control of the Licensee shall be deemed to be tantamount to the transfer of this Agreement and shall require authorisation as per clause 4.3 below;

4.2 The Licensor hereby grants to the Licensee, during the Term of this Agreement, a non-exclusive license to market and offer the Games Platform in the Territory to End-Users on Licensee's Website in the Territory in accordance with the terms of this Agreement;

4.3 Notwithstanding the provisions of clause 4.1 above, the Licensee may not assign, license, sub-license or otherwise transfer this license to use the Games Platform, save for a related party entity, without the prior written consent of the Licensor. Whether the Licensor provides or withholds such consent is at the Licensor's sole discretion and is under no obligation to provide such consent. The Licensor shall however not unreasonably withhold such consent;

4.4 All rights and interest in and to the Games Platform, and any copies thereof, and all documentation, code and logic, which describes and/or comprises the Games Platform, and any Updates or Upgrades remain the sole property of the Licensor and/or its respective Licensors, as applicable.

5. MARKETING SERVICES

5.1 The Licensee agrees to use reasonable endeavours to market the Games Platform to both new and existing End-users.

5.2 Apart from costs related to network guarantees which is the sole responsibility of the Licensor, any marketing and promotion of the Games Platform on the Licensee's Website to prospective End-Users and related costs thereto, including any bonuses, will be the sole and exclusive responsibility of the Licensee;

5.3 The Licensee shall be exclusively responsible to ensure the Licensee's compliance with all the relevant laws and regulations related to the marketing and promotion of the Games Platform in the Territories. Without derogating from the generality of this clause, the Licensee shall not, nor shall it encourage or authorise any third party to:

5.3.1 Market, promote and make available the Games Platform within any Restricted Territory;
5.3.2 Cause disturbing marketing or traffic;

5.4 It is hereby clarified that the Licensor has no obligation to monitor the Licensee's compliance with the aforementioned, but should it become evident or known to the Licensor that the Licensee is in breach of clause 5.3 above, in certain Territory, the Licensor will have the right to prohibit the Licensee from marketing and promoting the Games Platform within that Territory with immediate effect;

5.5 The Licensee shall be solely responsible to immediately and without delay inform the Licensor should the Licensee become aware of any action or of any threatened action in any jurisdiction against the Licensee, the Website, or the Games Platform.

6. FEES AND PAYMENT

In consideration for the deliverables under this Agreement, Licensee shall pay the following fees;

6.1 **Setup fee.** Upon execution of this Agreement, the Licensee shall pay a setup fee of €195,000 for a Bespoke Client Integration as specified on https://docs.scoutgg.com/ and supplemented in Annex II of this agreement for the setup of the Games Platform according to the Licensees integration requirements and in preparation for integration to the Licensee's Website. This fee shall become payable according to the following schedule:

Percentage	Description	Total Percentage
[redacted]	Signing Contract	20%
	Agreed project plan with milestones	35%
	Staging Environment	45%
	Racelab Integration	65%
	Tote Derivative, FOE & Odds Boost	80%
	Launch	100%

The payments specified in this section shall be Invoiced monthly on 1st of Month for milestones completed in the previous month and become payable within 14 days.

6.1.1 Any subsequent development and/or customisation work falling outside the Setup period, or that which is required at a date after which System Delivery has been approved by the Licensee, is charged according to specifications, scoping and requirements for that work, reviewed and agreed by both parties at the time and will be charged at a rate no greater than that specified in section 6.6 of this Agreement.

6.2 **Monthly Fees.** Monthly Fees will be charged from the Commencement Day to the Licensee based on the below table. Descriptions of the fees are provided in sections 6.3 – 6.5.

Fee Type	Licensee Fee
Monthly Software License Fees for Pool Betting (Fantasy Sports)	30% of Rake
Monthly Software License Fees for Wagering products supplied by the Licensor (Match-up Game, Player Odds, Pick'em Jackpot or Sportsbook)	12% on <€200,000 NGR 11% on €200,001 - €500,000 NGR 10% on €500,001+ NGR
Monthly Software License Fees for Wagering products supplied by the other 3rd parties	For Racing 3% on NGR For all other Sports and markets 6% on NGR
Minimum Monthly Software License Fees Charge (Fee waived if Monthly License Fees are greater than the amount specified in the column on the right of this table)	Months 1 - 2 : €15,000 Months 3 – 5 : €20,000 Months 6+: €25,500
Managed Service Fee	€25,500

6.2.1 **Charging Schedule.** The Fees specified in Section 6.2 shall become chargeable, in full on the Commencement Day.

6.3 **Minimum Monthly Software License Fees.** A Monthly License Fee (which is a combination of fees for Pooled Betting and Fixed Odds products shown in section 6.2) shall be charged to the Licensee from the Commencement Day as laid out in section 6 of this Agreement.

6.4 **Minimum Monthly License Fees Charge.** In any given month where the combined total of the Monthly Software License Fees due to the Licensor does not exceed the specified amount, a minimum charge will be applied for that month as specified. If the Monthly Software License Fees exceed the minimum charge, this fee is waived.

6.5 **Managed Service Fee.** As a managed service, the Licensor offers various services which are covered by this fee. This includes;

6.5.1 Provision of data and other support for the Licensor's agreed suite of sports, leagues and events

6.5.1.1 The Licensee will be able to add Exotics and other markets using the back-office, liability for trading and risk management in these markets will be the sole responsibility of the Licensee.

6.5.2 The services of a dedicated account manager who will be responsible for fulfilling the day-to-day operational requirements of the Licensee's account including but not limited:

i. Creation and management of ring-fenced Fantasy Games
ii. Monitoring and settlement of all Network-Games involving the Licensee
iii. Provision and management of betting markets related to the Sportsbook
iv. Ensuring game content is always available and prioritised according to client brief
v. Optimising availability of content according to performance data
vi. Responses to Licensee operational enquiries
vii. Delegation and management of all technical requirements and enquiries
viii. Provision of any requested reporting or other updates
ix. Response to any bug or error reporting
x. Delegation of second line support enquiries
xi. Analysis, review and reporting of technical and commercial performance of operations

6.5.3 Technical support according to the Service Level Agreement

6.5.4 Provision of second line customer support via Apple iSports Customer Service

6.5.5 Hosting and Maintenance costs. Licensor will ensure adequate bandwidth is available for the Licensee's operations in Australia and New Zealand, in the event the additional bandwidth needs to be acquired by either party, this will be discussed and agreed by the parties, upon agreement the Licensor shall absorb and reasonable costs associated with this bandwidth

6.5.6 Statistics in sports to be delivered as agreed in Annex I (Supported Sports)

6.5.7 All ongoing security and systems upgrades

6.5.8 Addition of new sports, leagues and events and their provision to the Licensee

6.5.9 Provision of future innovations and product iterations and their provision to the Licensee

6.5.10 An international network of managed tournaments that are pooled between the Licensor's partners. Except for one-time promotional tournaments which may from time to time be offered with specific conditions attached and unless opted out, the Licensee will gain immediate access to an extensive schedule of internationally pooled tournaments, currently at time of writing exceedingly over €10 million YoY across 100+ sports & events, fully managed by and with liability taken by the Licensor.

6.5.11 Managed Service Fee Rebate . For the first 3 months from the Commencement Date, a rebate of €5,000 per month shall be provided to the Licensee in the form of contest entry tickets which can be used by the Licensee to promote the Fantasy products within this Agreement.

6.6 **Other Fees.**

6.6.1 **Integration, compliance and change orders.** Unless otherwise mutually and explicitly agreed between the parties, the Licensee shall reimburse Licensor for time and material at a rate of **€95 per hour** related to:

6.6.1.1 Integration of third-party products or services
6.6.1.2 Additional hardware and software installations
6.6.1.3 Bespoke development of features or games
6.6.1.4 Adding of sports and/or events to the Games Platform not currently on offer

The Licensor shall, upon request, provide a quote detailing the expected total cost related to the services aforementioned to be approved by the Licensee prior to commencement of any such work.

6.7 If Licensee fails to provide data regarding the Gross Win generated by the Betflex Application, Licensor reserves the right to charge Licensee the same fee as applicable for the Games Platform. Any deviation to be adjusted once actual figures are available. If the data cannot be generated by the Betflex Application the fee cannot be applied until the Betflex Application is generating the data correctly.

6.8 **Professional Services.** Professional services falling outside the scope of already agreed work can be provided upon request. Such services will be charged at €95 per hour, with material and other expenses charged at cost. Travel time will be charged at half rate. Licensor reserves the right to revise the hourly rate on an annual basis. Prior to initiation of any work billable under this clause, the Licensor shall always provide Licensee with an estimate of the work involved and await Licensee sign-off prior to work commencing.

6.9 **Deposit.** Licensee is at all times required to maintain a minimum balance in its Clearing House Account (the Deposit) which shall be determined by Licensor, in its sole discretion, from time to time. Never shall it however be lower than €10k. The minimum balance shall be sufficient to enable Licensor to provide the clearing house functions and to obtain the fees due to Licensor from its licensees.;

6.10 **Netting.** Following the end of each month Licensor will calculate Net Winnings within the Network and each licensee will either be required to make- (in case of negative Net Winnings by its End Users) or will receive a payment (in case of positive Net Winnings by its End Users). Licensor will be responsible for collecting and distributing funds between Participating Operators. *Calculation example; If Network contain two Participating Operators and End Users of licensee a) has won net 500 Euro from End Users of licensee b), Licensor will collect- and distribute these funds accordingly.*

6.11 **Invoicing.** Setup fee is charged upon contract signature. All subsequent invoices will be issued monthly in arrears no later than the tenth (10th) day of each month.

6.12 **Terms of Payment.** All payments under the terms of this Agreement are to be made no later than twenty (20) days from date of invoice/notice. Should the Licensee fail to effect payment within the term herein stated, the Licensee shall be liable to interest amounting to the maximum amount of interest allowable under Maltese Law.

6.13 Licensor may, at its own cost, appoint an auditor to examine the financial records relevant for the calculations of payments due to the Licensor under the Agreement. The Licensor will provide the Licensee with seven (7) days prior notice before such audit and may elect to exercise this right two (2) times each calendar year;

6.14 The Licensor is not responsible for the payment of any tax responsibilities that arise from the Licensee's operation of the Brand and the Website and such will be the sole and exclusive responsibility of the Licensee. The Licensee is fully responsible for the payment of all taxes (including but not limited to gaming taxes, VAT, yield taxation, turnover taxation, corporate taxation) in all jurisdictions. The aforementioned does not apply to Licensor's responsibilities to pay its own taxes on any fees paid by the Licensee to the Licensor, for which the Licensor assumes sole responsibility;

6.15 Failure or delay by the Licensee in making all payments to Licensor will entitle the Licensor to suspend or terminate the provision of the Games Platform to the Licensee under this Agreement unless the delay in payment is due to a failure of being able to generate the reports required to calculate the amount payable, and also to terminate the License granted hereunder, subject to Licensor's sole discretion until any and all fees due to the Licensor are fully paid by the Licensee;

6.16 All fees are stated in- and payable in Euro exclusive of VAT and expenses. If the Licensee uses a currency other than Euro, the Licensee takes the risk of any currency fluctuations; The Licensee is responsible for paying VAT should this be or become applicable.

7. WARRANTIES AND LIMITATIONS OF LIABILITY

7.1 The Licensor warrants that:

7.1.1 At the date of delivery, the Games Platform and the media upon which it is supplied are free from all viruses known generally and/or by the Licensor; and,

7.1.2 The Games Platform is based on commonly used industry standards existing at the date of release of the respective game software or the date of the most recent update.

7.1.3 To provide the Games Platform and the Services in accordance with the provisions of this Agreement; It will operate the Games Platform legally, maintaining the licenses required to do so. The Licensor shall also be solely responsible for providing GLI accreditation for the products defined in this Agreement for up to 3 US States, provided such certification is explicitly required in those states and equivalent certifications and accreditations are not sufficient. Any additional certifications required for the USA shall be discussed and agreed by both parties prior to commencement of such certifications.

7.2 The Licensee warrants that:

7.2.1 It will operate the Enterprise legally, and will maintain, for the period of validity of this Agreement, all the relevant licenses from the relevant authorities and all other necessary governmental and regulatory approvals to operate such Enterprise. The Licensee shall remain solely responsible for maintaining such approvals; to provide real money wagering (racing, sports betting, fantasy sports and other such approvals as are required from time to time);

7.2.2 It will comply with all relevant laws and regulations applicable to the marketing, promotion and operation of the Games Platform on the Website to the Licensee's End-Users and the Licensee acknowledges that such is the sole and exclusive responsibility of the Licensee;

7.2.3 Any and all responsibility to make payment of Winnings to End-Users is the sole and exclusive responsibility of the Licensee and that the Licensor shall in no way be liable for such payment of Winnings to the Licensee's End-Users;

7.2.4 Market the services in accordance with section 5 in this Agreement;

7.3 Each Party warrants and represents that it has full power and authority to enter into this Agreement and to fulfil its obligations hereunder and that the performance of the terms of this Agreement will not breach any agreement to which such Party is bound. Furthermore, each Party warrants that the person(s) signing this Agreement on its behalf has been properly authorised and empowered to enter into this Agreement;

7.4 The warranties in this section (7) only apply to Software as supplied by the Licensor and under no circumstances to third-party products. Nothing in this Agreement shall be deemed as granting any rights to any third-party;

7.5 Except as expressly set forth in this Agreement, or any Annexes attached hereto, the Games Platform is provided and licensed "as is", "as available", and "with all faults" without warranties or representations or conditions of any kind. The warranties expressly set forth in this Agreement are the sole and exclusive warranties provided by the Licensor with respect to the Games Platform and Services. Except as otherwise set forth herein, to the maximum extent permitted by law, the Licensor expressly disclaims all warranties, express or implied, with respect to the Games Platform and Services and customer's use thereof. The Licensee disclaims any and all warranties that may be implied by law, including but not limited to, the implied warranties or merchantability, fitness for a particular purpose, and non-infringement;

7.6 In no event will the Licensor or any of its respective officers, directors, employees, shareholders, affiliates, agents, successors or assigns, nor any party involved in the creation, production or transmission related to the Games Platform and services provided under this Agreement, be liable towards the Licensee or end-users for any indirect, special, punitive, incidental or consequential damages (including, without limitation, those resulting from lost profits, lost data or business interruption) arising out of the use, inability to use, or the results of use of these services and/or the deliverables and/or information, whether based on warranty,

contract, tort or any other legal theory and whether or not advised of the Possibility of such damages. In any event, the Licensor's aggregate liability under this Agreement will not exceed the total amount actually paid to the Licensor by Licensee in the Six (6) months period preceding the event giving rise for such Liability;

7.7 The Licensee shall indemnify, reimburse and hold the Licensor and/or any on its behalf harmless against any claim and/or lawsuit and/or demand and/or loss and/or expense incurred by the Licensor in connection with this Agreement and resulting from:

7.7.1 A breach of this Agreement by the Licensee, including without limitations with regards to operation of the Games Platform by the Licensee in Restricted Territories; or
7.7.2 Any third-party claim brought against the Licensor as a result of any transaction executed by the Licensee or the use of the Games Platform by the Licensee;

7.8 The Licensee shall indemnify and hold harmless the Licensor against any damages arising from misuse of any End-User Information or for any other form of unlawful processing and for damages arising from unlawful disclosure of the End-User Information by the Licensee;

7.9 The Licensor will not be liable for any losses or damages, howsoever caused, and whether direct, indirect, consequential or any other loss or damage resulting from:

7.9.1 Any change in government regulatory policies or legislation that may preclude the operation of all or part of the Games Platform or the Website;
7.9.2 Removal or non-availability of any Game caused by cancelation of any sport event or due to any third-party service provider failure to provide its services;
7.9.3 Disruptions of operations or down-time of the Games Platform or the Website;
7.9.4 Any error and/or malfunction in the Games Platform of the Games Platform and for any disturbances such software may cause to any other software when used together or otherwise;

7.10 Nothing in this Agreement shall limit or exclude the liability of either Party for death or personal injury caused by that Party's negligence or for fraudulent misrepresentation.

7.11 In the event that the SLA is not delivered or there is a shortfall in the provision of services as detailed in this document the Licensor shall be obliged to compensate the Licensee with provision of an equivalent amount of service at the end of the Agreement, and is limited to a maximum equalling the duration of the initial Agreement. Insert reference to the SLA.

8. INTELLECTUAL PROPERTY

8.1 Each Party grants to the other Party the right to use such Party's trademarks as necessary for the other Party to perform its obligations under this Agreement including for the purpose of incorporation of the Games Platform on the Licensee's Brand on the Website;

8.2 All legal and beneficiary interest in any Intellectual Property Rights belonging to either Party, such as, but not limited to, hardware, firmware, software, game mathematics, materials, interfaces, documents, notes, frameworks, specifications, drawings, goods and devices shall remain the sole property of the originator;

8.3 All intellectual property of any description whatsoever in the Licensor's Technology or the Games Platform, documentation, including functionality, designs and brands, or any databases or information created by the Licensor, Affiliate(s), or by any third-party shall be and remain the exclusive property of Licensor, Affiliate(s), or third-party. No right or license is given to the Licensee in respect of any such matters except as expressly set out herein or otherwise agreed in writing by Licensor;

8.4 The Licensee shall not directly or indirectly, and shall not permit or assist any other party to:

8.4.1 Modify, reverse-engineer, decompile or disassemble any software underlying the Games Platform, software provided and/or any component thereof, or otherwise forming part of the intellectual property rights owned by the Licensor;

8.4.2 Alter, erase or remove in any way any trademark notices, copyright notices, logos or other legal or proprietary designations contained on or within the Games Platform or otherwise made available by the Licensor;

8.4.3 Use any intellectual property right owned by the Licensor, its Affiliates, or by any third-party, whether in marketing or otherwise, except as may be permitted from time to time in writing by the Licensor;

8.4.4 Represent, in any manner, that it has any ownership in any intellectual property rights owned by the Licensor or its Affiliates;

8.4.5 Register or attempt to register any copyright or trademark in any intellectual property rights owned by the Licensor or its Affiliates or anything similar to the same in its own name or that of any third-party, nor shall it assist any third-party in doing so;

8.5 The Licensor shall not directly or indirectly, and shall not permit or assist any other party to:

8.5.1 Modify, reverse-engineer, decompile or disassemble any software or component thereof provided by the Licensee for unique products that operate on the Games Platform under licence, or otherwise forming part of the intellectual property rights owned by the Licensee and/or its affiliates;

8.5.2 Represent, in any manner, that it has any ownership in any intellectual property rights owned by the Licensee or its Affiliates;

8.5.3 Register or attempt to register any copyright or trademark in any intellectual property rights owned by the Licensee or its Affiliates or anything similar to the same in its own name or that of any third-party, nor shall it assist any third-party in doing so;

8.6 **Suggestions and Improvements.** IP rights to suggestions and or improvements presented by Licensee and incorporated in the product by Licensor shall at all times rest with Licensor. Licensee agrees not to challenge such IP.

8.7 The provisions of this section 8 shall survive the termination of this Agreement.

9. END-USER INFORMATION AND ACCOUNTS

9.1 The Licensee shall have full ownership and possession of the End-User Information as well as full control over the End-Users' funds and will be exclusively responsible to carry out its use of End-Users' information in compliance with any applicable regulatory and as required by applicable laws;

9.2 The Licensor reserves the right to prevent any individual from becoming an End-User and/or may take various actions in respect of existing End-Users (including but not limited to, blocking access to, suspending and/or closing End-User accounts) should the Licensor, subject to the Licensor's sole discretion, consider such End-User a risk to the Licensor for any reason. To the extent possible, the Licensor will provide the Licensee with prior written notice before termination of the End-User account and shall proceed with the termination upon approval of the written notice by the Licensee

10. COMPLIANCE AND GOVERNMENT PERMISSIONS

10.1 Both Parties shall comply with all local and foreign laws and regulations and standards (including but not limited to laws, regulations and standards applicable to remote gaming and all related activities) that may apply with respect to the distribution of the Games Platform under or with respect to this Agreement;

10.2 The Licensee agrees to market the Games Platform only to End-Users in those countries where access by and the playing of such online Games, especially the Games Platform covered by this Agreement, by End-Users are not expressly illegal or unlawful (Territories). Without derogating from Licensee's legal responsibility to ensure meeting legal requirements in the Territories, it is hereby agreed that in the event that the Licensor shall be subject to any law and regulations for providing the Games Platform and/or Services in any of the Territories, the Licensor shall have the right to notify the Licensee that such Territory is and shall be considered as a Restricted Territory as of the date of such notice;

10.3 In Territories where deployment or marketing of the Games Platform is expressly prohibited without additional licenses the parties may discuss collaboration or other arrangements which would permit deployment in those Territories.

10.4 The Licensee hereby grants the Licensor the right to audit its processes with respect to its fitness to fulfil its obligations to the Licensor under this Agreement. The audit may be conducted either by the Licensor or by a third-party appointed by the Licensor. The Licensor may share the findings of such an audit with the concerned regulatory bodies should it deem it expedient to do so;

10.5 For the purposes of this Agreement and notwithstanding anything else contained herein, the Licensee agrees to immediately and without delay upon legally binding request from a law enforcement or other government agency furnish to the requesting agency all relevant records, information, identification and supporting documentation as may be required by the Licensor in order to comply with anti-money laundering, online gaming, proceeds of crime and/or anti-terrorism legislation and regulations and any other laws or regulations or guidance to which the Licensor may be subject in the jurisdictions in which it operates. Such information will be provided by the Lisensee upon presentation by the Licensor or requesting agency of the information request;

10.6 Neither Party shall be liable for any breach of this Agreement directly or indirectly occasioned by or resulting from compliance with any regulatory action taken or decision made by any competent or lawful authority in respect of this Agreement. In the event that any term of this Agreement is so adjudicated to be void and or unenforceable by any competent regulatory authority, the Parties will consult with a view to amending this Agreement to the satisfaction of said authority;

10.7 The Licensor may issue a takedown notice to the Licensee for a specific Game, or set of Games, at any time upon receiving a third-party intellectual property right claim or as a result of a third-party license termination or expiration. Upon receipt of a takedown notice, the Licensee shall use all reasonable endeavours to remove the Game from the Websites within forty-eight (48) hours;

10.8 In addition, both Parties, may remove or disable a Game from the Website in the event that the Game materially malfunctions and correction is not possible or if the Game is contrary to morality or ethics, or is otherwise in breach of any applicable laws.

10.9 On either Party's request, the other Party shall participate in any Gaming Authority audit required in relation to the Games Platform. Participation can be remote or on-site as requested by the other Party. Licensor shall provide any documentation required by the Gaming Authorities to support Licensee in its licensing activities in relation to the Games Platform and the Games Server Software. Licensee shall reimburse Licensor in accordance with clause 6.3.1.

11. EXCLUSIVITY

11.1 Nothing in this Agreement shall imply any exclusivity demands on the Licensor by the Licensee for the supply of Games, or by the Licensee for the use or deployment of similar games or software; that is, the Licensor may develop and license games (including the Games Platform) for other licensees and the Licensee may procure games from other developers (or licensors) subject to the limitations set out herein below;

11.1.1 Where AIS supplies or supplies through a third party, exclusive bet types, the bet types remain the intellectual property of AIS and/or the third party supplier. The Licensor may apply to the Licensee to supply the bet types to other customers, however, this would be subject to negotiation and further licencing agreements.

11.2 For the avoidance of doubt, nothing in this Agreement shall be construed in such a way as to limit the Licensor's or its Affiliate/s's own branded or white-labelled gaming services being supplied, licensed, or marketed in any territory including the Territory;

11.3 During the Term (as defined below), the Licensee will not utilise and/or market and/or promote any game or games that compete with the Games Platform provided according to this Agreement.

12. TERM AND TERMINATION OF AGREEMENT

12.1 **Term.** This Agreement shall come into effect and become legally binding on the Effective Date. The Term of this Agreement shall then commence on the Commencement Day and shall remain binding and effective thereafter for a period of twenty-four (24) months from the Commencement Day. Upon expiry of the initial 24-month period, the Agreement will be automatically extended and continue to be in effect for a twelve (12) month automatic renewal periods unless terminated by either Party with three (3) months written notice prior to the end of any initial or subsequent term. (The initial Term and any automatic renewal terms shall be hereinafter referred to as the "**Term**").

12.2 **Termination for Legal Reasons.** Either Party has the right to terminate this Agreement at any time upon the giving of twenty-one (21) days' notice in writing to the other Party, if either Party is under legal prosecution for any reason relating to this Agreement. The Parties shall, in such case, use reasonable endeavours to find an acceptable alternative solution.

12.3 **Termination for Cause.** The Licensor or Licensee may terminate this Agreement with immediate effect, if, after fourteen (14) days' prior written notice, the other Party fails to remedy a substantial material breach of this Agreement. The breach will be deemed to be remedied if and when the other Party confirms in writing that it is satisfied that the breach has been remedied by the Party in breach. For the avoidance of doubt, a breach of any of the Warranties in section 7 will be deemed a material breach.

12.4 **Force Majeure.** Either Party shall, without prejudice to any other rights and remedies, be entitled to terminate this Agreement immediately by giving written notice to the other Party if the other Party is prevented or delayed in the performance of its obligations by an event of Force Majeure for a continuous period of sixty (60) days.

12.5 **Liquidation or Bankruptcy.** Either Party shall, without prejudice to any other rights and remedies, be entitled to terminate this Agreement immediately by giving written notice to the other Party if the other Party is subject of voluntary or compulsory liquidation or bankruptcy;

12.6 The Licensor may terminate the Agreement immediately by written notice if:

12.6.1 The Licensee's actions and course of business puts the Licensor's operation at risk;

12.6.2 There is a change in Control of the Licensee that is not notified to and agreed with the Licensor (which shall not be unreasonably withheld) in writing in advance of the change of Control;

12.6.3 In the event that the Licensee generates an amount of chargebacks or fraud reports which in the Licensor's sole discretion is deemed as relatively high, the Licensor reserves the right either to prohibit the Licensee from marketing and promoting the Games Platform within a specific Territory with immediate effect or to terminate this Agreement with 28 days notice.

12.6.4 Any change to the laws or regulations preventing the Licensor from providing the license for the Games Platform or the Services under this Agreement;

12.7 Upon termination of this Agreement, the Licensee will cease using the Games Platform and return to the Licensor all copies of the Games Platform and other intellectual property of the Licensor in possession of the Licensee. In addition, any outstanding payments and fees shall be immediately settled. Licensor will release the Deposit less any payments due by Licensee.

13. CONFIDENTIALITY AND DATA PROTECTION

13.1 For the purposes of this Agreement "**Confidential Information**" shall mean the terms and conditions of this Agreement, and all information disclosed by either Party to the other Party, in writing or orally, relating to the Games Platform or other services or products delivered hereunder or the businesses of the Parties, except for information which:

13.2 Was or becomes publicly known without breach of this Agreement or applicable law; or,

13.2.1 Is obtained by the receiving Party from a third Party without a breach of such third Party's obligations of confidentiality; or,

13.2.2 Is independently developed by the receiving Party without reference to the Confidential Information, as evidenced by documents predating the time of disclosure; or,

13.2.3 Is required to be disclosed by law, regulation, by court or governmental order provided that the party subject to such law, regulation, court or governmental order shall use reasonable efforts to minimize such disclosure and shall notify the other party contemporaneously of such disclosure;

13.3 Each Party agrees not to use any Confidential Information of the other Party for any purpose except to exercise its rights and perform its obligations under this Agreement and not to disclose any Confidential Information of the other Party to third parties. The foregoing shall not prevent a Party from disclosing Confidential Information to its professional advisors, provided that such advisor is bound by confidentiality and professional secrecy or a written confidentiality undertaking on materially the same terms as set forth in this Section 12;

13.4 The obligation to keep confidential information strictly confidential shall survive the termination of this Agreement and shall continue for a period of five (5) years;

13.5 The only information Licensee needs to submit to the Games Platform is a unique user name for each new player. The Games Platform will auto-create and assign a unique ID to each such user name. Hence no Personal Data pertaining to Licensees players is required by the Games Platform. If Licensee deliberately or by omission submits Personal Data regarding its players Licensor shall have no responsibility for such data.

14. SOCIAL RESPONSIBILITY

The Parties agree to conduct the Enterprise with the aim of providing socially-responsible services in accordance with their respective gaming licenses;

15. PUBLICITY

The Licensor will be entitled to issue a press release and make a public announcement about the relationship established under this Agreement after written approval by the Licensee. Such approval may not be unreasonably delayed, conditioned or withheld. The foregoing restriction shall not apply, however, to any public statement(i) commenting on information that has already been made public without violating this section; or (ii) made by a party, a Guarantor or an affiliate Company of a party or Guarantor that is a publicly traded company in press releases or filings with Governmental Authorities as may be necessary or advisable under securities laws, rules and regulations.

16. RELATIONSHIP BETWEEN THE PARTIES

Nothing contained herein shall in any way constitute any association, partnership or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party shall have any right, power or authority to make any representation or to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other Party in any manner whatsoever.

17. ANTI POACHING

Parties agree to neither directly nor indirectly approach employees of the other Party with employment offering or similar set-up e.g. through a consultancy arrangement, without the prior consent of the other Party. A penalty of **50,000 Euro** per employee approached shall be payable to the other Party if this clause is breached.

18. FORCE MAJEURE

Neither Party shall be liable for any delay or failure in the performance of any of its obligations pursuant to this Agreement due to an event of Force Majeure if such Party could not have prevented the delay or failure by using reasonable and prudent foresight including the implementation of reasonable precautions and as soon as reasonably practicable after becoming aware of the Force Majeure event gives notice of the occurrence of the Force Majeure event to the other Party by telephone and confirms this by writing within twenty-four (24) hours and uses professional, prudent and reasonable steps to perform its obligations under

this Agreement as soon as possible, and otherwise mitigates the effects of the Force Majeure event to perform the affected obligations despite the Force Majeure event.

19. ASSIGNMENT

The Licensee may not wholly or partly assign, pledge or sub-license its rights or obligations under this Agreement to any third Party without the prior written consent of the Licensor. The Licensor has the right to assign this agreement to any other fully owned subsidiary in the Scout Gaming group of companies.

20. ENTIRE AGREEMENT AND AMENDMENTS

20.1 This Agreement and its attachments constitute the entire Agreement between the Parties on all issues to which the Agreement relates. The contents of this Agreement and its attachments supersede all previous written or oral commitments and undertakings;

20.2 Only those amendments and additions to this Agreement that are made in writing and signed by the authorized representatives of both Parties are and will be valid.

21. SEVERABILITY

If any provision of this Agreement or part thereof shall to any extent be or become invalid or unenforceable, the Parties shall agree upon any necessary and reasonable adjustment of the Agreement in order to secure the vital interests of the Parties and the main objectives prevailing at the time of execution of the Agreement.

22. WAIVER

No consent or waiver, express or implied, by either Party of any breach or default of the other Party in performing its obligations under this Agreement shall be deemed or construed to be a consent or waiver of any other breach or default by the other Party of the same or any other obligation hereunder. Any failure by one Party to complain of any act or failure to act of the other Party or to declare that other Party in default shall not constitute a waiver by the first Party of its rights under this Agreement. No waiver of any rights under this Agreement shall be effective unless in writing and signed by the Party purporting to give the same.

23. NOTICES

Any notice and other communication required or permitted to be given under this Agreement shall be deemed to have been given if delivered personally or by registered mail. A notice will be deemed duly given if sent by registered mail five (5) working days after the date of posting. All notices will be given both by registered mail and by email, and shall be sent to the following address:

For Licensor:
Company name:
Address:
ATTN: legal@scoutgg.com

For Licensee:
Company name: Apple iSports Inc
Address: 16192 Costal Highway, Lewes, Delaware, 19958, USA
ATTN: stephen.oliver@appleisports.com

24. GOVERNING LAW AND DISPUTES

24.1 This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in all respects in accordance with the Laws of Malta;

24.2 Each Party irrevocably agrees that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) which shall not be possible to resolve amicably, shall be referred to the Malta Centre for Arbitration for resolution in accordance with the Arbitration Act, Chapter 387 of the Laws of Malta. The arbitration tribunal shall be composed of a single arbitrator to be appointed by the Chairperson of the Malta Arbitration Centre which shall conduct its proceedings in Malta in accordance with the Rules of the Malta Arbitration Centre as may from time to time be in force. The award shall be final and binding upon the Parties. Nothing in this Agreement shall limit the Parties' right to enforce an arbitration award in any applicable competent court of law.

Date: Wednesday, 5 October 2022

On behalf of Licensor;

....

Name: Andreas Sundal

Title: Director

Company Name: Scout LTD

Date: Wednesday, 5 October 2022

On behalf of Licensee;

....

Name: Stephen Oliver

Title: COO

Company Name: Apple iSports Australia Pty Ltd

Annex I: Supported Sports

Sports, leagues and events that are agreed by the parties and covered by this Agreement in the Games Platform; This Agreement provides the Licensee with up to 20 of the currently available sports as well as those which may be added by the Licensor in the future.

Football Club Competitions			
English Premier League	UEFA Champions League	UEFA Conference League	Spanish La Liga
Italian Serie A	Greek Super League	English FA Cup	English League Cup
Greek Cup	Italian Supercopa	Spanish Copa del Rey	Italian Coppa Italia
Supercopa do Brasil	Norwegian Cup	Estonia Meistriliiga	Swedish Allsvenskan
Norwegian Eliteserien	Brazilian Serie A	Copa Sudamericana	Copa Libertadores
Danish Superliga	Bulgarian Parva Liga	Norwegian OBOS league	Chile Primera Division

Football International Competitions			
World Cup Qualifiers (Various Regions)	World Cup Finals	Euro Championships Qualifiers	Euro Championships Finals
Nations League	World Cup Qualifiers South America	Copa America	International Friendlies

Hockey		
USA NHL	Finnish Liiga	Ice Hockey World Championships

Basketball			
USA NBA	USA NBA Allstars	Greek Basket League	Euroleague
FIBA World Cup	EuroBasket	ESL Pro Leagues	

American Football			
USA NFL			

Tennis			
Wimbledon	French Open	Australian Open	US Open

Other Sports and Leagues			
Golf – PGA Tour	Cycling – Tour de France	Motor Racing – F1	Winter Sports

Bespoke Leagues and Sports			
Australian Rules Football	Australian Rugby League	Horse Racing (Various)	Grey Hounds (Various)

* *The Licensor reserves the right to change supported sports and leagues over time according to seasonality, End-user demand and other factors.*

* *Additional sports and leagues can be requested and delivered following an appraisal of cost & delivery time and approval of such by the Licensee.*

Annex II: Supported Services & Bespoke Client Integration

The following services are provided to the License as part of this Agreement and are deemed to be part of the Bespoke Client integration and service provision:

Service	Inclusive Provisions
Account Management Support	This Agreement provides the Licensee with up to 30 hours of Account Management support per month, more may be provided at the discretion of the Licensor or upon agreement of additional fees with the Licensee.
Back-Office Provision and Training	This Agreement provides the Licensee with Back-office access, maintenance and support. This includes the provision of 10 hours of Back-office training during the onboarding phase for Fantasy related requirements. For training related to Sportsbook this shall be provided as is required for both parties to understand and operate the back-office functions. Should there be changes to the back-office functionality due to development of additional offerings, the Licensor will ensure that Licensee staff are trained in such additional functionality.
Currencies	The Game Platform will be provided to Licensee with support for up to 5 currencies from those currently available in the Games Platform.
Delivery Methods	The Licensor shall provide the Licensee with the option to deliver the Games Platform via the following methods: - API integration The Licensee is required to place JSON and implement call backs within 7 working days of such a request being made by the Licensor. Failure to do so may result in delays to the completion of integration.
Languages	The Licensee shall provide the Licensor with the implementation, and ongoing quality assurance of support for up to 3 (three) languages selected by Licensee (one of which shall be English) from the list of currently supported languages available to End-Users of the Games Platform. Languages currently supported include; English, Russian, Greek, German, Norwegian, Swedish, Brazilian, Portuguese, Finnish, Spanish, Vietnamese.
Licensee Branding and User Interface	In areas where it is acceptable The Games Platform can be adapted to the licensee's branding by following the guidelines in the Licensor's documentation, to be provided to the Licensee as part of the onboarding process. Standard Integration branding customisation is limited to: - 4 Brand colours - 2 Accent colours - Is applied at the customers end, but we will be reviewed and supported by the Licensor Bespoke Client Integration, included as part of this Agreement includes: - Any other customisation reasonably required (and agreed by both parties) to ensure a high-quality user experience. - The full specifics of branding and user interface customisation will be discussed by the parties during the Setup period with final details agreed by both parties.

	- Customisation of branding, UI and UX to follow the documentation provided by the Licensee within the product specifications for Sportsbook. - Any reasonably agreed customisation for the Fantasy product. Changes beyond the Setup phase this must be specifically agreed between the Licensor and Licensee. Additional costs may be charged to the Licensee according to any subsequent changes required, and to be agreed by both parties at the time of the request.
Liquidity	The Licensor shall provide the Licensee with shared liquidity across Network Games according to the cost schedule provided within this Agreement.
Rights provisions for Network and Ring-Fenced Games	Network Games - For all sports, tournaments and related products which are provided or administered to the Licensee by the Licensor the Licensor shall ensure that rights to logos, jerseys and other similar marks are provided as part of this Agreement. Ring-Fenced Games - For all sports, tournaments and related products which are created as Ring-Fenced games, or organised, administered or managed by the Licensee, it becomes the sole responsibility of the Licensee to ensure they have the rights required to use logos, jerseys and other similar marks. Where the Licensee requires provision of such marks, the Licensor may be able to provide these marks for a fee to be agreed by the parties at a later date, especially if such marks must be produced solely for the purpose of being used by the Licensee.
Ring Fenced Games Functionality	Functionality for the Licensee to create and manage up to 10 of its own Ring-Fenced games per month.
Ring Fenced Games Support	Up to 4 hours of training provided during the onboarding phase, with an additional 20 hours per month provided to the Licensee for the creation, management and settlement of any Ring-fenced games. Any hours used for this purpose will be deducted from the Account Management Support total provided as part of this Agreement.
Second Line Customer Support	This Agreement provides the Licensor with up to 30 hours of Second Line Support for the management of End-Users of the Licence. End User Licensee support is provided only through the Customer Support team of the Licensor;
Sports	The Licensee and its sub-licensee's will gain access to the Sports as per the conditions and time currently available within the Scout Gaming Network tournament offering.

Annex III: Service Level Agreement

The Licensor shall provide the Licensee with technical support in accordance with the provisions set out in this Annex.

1. DELIVERY

i. Licensor shall provide its Games Platform in and make it available for the Licensee and its sub-contractors at least 6 weeks prior to the targeted go live date, or as otherwise agreed in writing, as necessary in order to verify functionality and carry out acceptance testing.

ii. Further deliveries and adaptations will be jointly planned by Licensor and the Licensee in weekly minute meetings, (the "Project Meetings").

iii. Configurations and requirements of the Games Platform shall be refined and noted on time in the Project Meetings so that adaptations and configurations can be made to fit the deliveries.

iv. If the Licensee wishes to change a configuration or requirement of Licensors undertaking as defined in this Delivery Agreement or as earlier defined in a Project Meeting, the Parties shall negotiate an additional fee for the changes. Licensor agrees to offer any work that is within Licensors competence at its standard hourly rate.

v. On complete delivery of the platform and adaptations to the production Site (the "System Delivery") Licensor shall inform the Licensee in writing that the Games Platform is submitted for acceptance.

vi. After System Delivery the Licensee has an acceptance test period of up to 14 days. If any issues remain, the Parties shall agree on a list of open necessary corrections. Licensor shall use reasonable effort to then perform those corrections within 14 days unless otherwise specifically agreed.

vii. If the Licensee approves the System Delivery prior to the end of the 14-day acceptance test period, the Licensee will notify the Licensor of this in writing. The Delivery Date will be deemed to have taken place on the first business day after the notification has been sent of the System Delivery or after 14 days without notification, whichever is soonest.

viii. The Licensee may reject the System Delivery if there are any Critical Errors, or Serious Errors as specified in section 1 (Delivery), item XII of Annex III in this Agreement.

ix. If the Licensee rejects the service, notification of this must be sent to the Licensor before the expiry of the acceptance test period. If such notification of rejection has not been sent before the end of the acceptance test period, the Delivery Date will be deemed to have taken place on the first business day after the end of the acceptance test period. In the case of a rejection the Licensor will address the rejection reasons and attempt to perform the corrections within 14 days, and resubmit the System Delivery for approval.

x. The Licensee may not reject the System Delivery if the error(s) is(are) immaterial to the Licensee's use. A and B errors will each be deemed to be material, with the exception of B errors that are not of material importance to the ability of the Licensee to make ordinary use of the Service while error rectification takes place. C errors are deemed to be immaterial.

xi. Errors in third-party deliverables give the same access to reject the service as other errors. Alternatively, the Licensee may approve the service with errors in third-party deliverables. In such case, the Licensee will be able to require a price reduction in accordance with clause 7.11 of this Agreement.

xii. The following error definitions are to be used in relation to Acceptance Test of the System Delivery:

Level	Category	Description
A	Critical Error	- Error that results in the interruption of the service, a loss of data, or that other functions that, based on an objective assessment, are of critical importance to the Licensee are not delivered or do not function as agreed - The information is so incomplete or misleading that the Licensee is unable to use the Service, or material parts thereof.

B	Serious Error	- Error that results in functions that, based on an objective assessment, are of importance to the Licensee, not working as described in the Agreement, and which it is time-consuming or costly to work around. - The information being so incomplete or misleading, that the Licensee is unable to use functions that, based on an objective assessment, are of importance to the Licensee.
C	Less serious error	- Error that results in individual functions not working as intended, but which can be worked around with relative ease by the Licensee. - The information being incomplete or imprecise.

2. SOFTWARE UPGRADES

Licensee will as part of the Support and Maintenance fee receive periodic system upgrades as well as 2nd line technical support. The technical support is available during Business Hours whereas support in case of any incident is provided as described below.

3. INCIDENT REPORTING

Parties shall use email as the primary method of reporting and tracking incidents and priorities. Licensors support organization can be reached at support@scoutgg.com. If an incident requires immediate and urgent attention, Licensor can be contacted on the Emergency Line, phone number **+46406664458**. The Emergency Line is operated by Licensors support staff. During non-Business hours, the Emergency Line is operated by an on-call support officer and response time is normally within 10 minutes.

The Licensee acknowledge and agree that all conversations handled by the Emergency Line, as well as any email correspondence, are recorded and archived by the Company and hereby provides its full consent to such recording.

4. INCIDENT CATEGORIZATION

For the avoidance of doubt, the following categories shall be utilized in order to determine the nature of an incident being reported:

i) **Critical Incident:** This is signified by a complete loss of service requiring immediate and urgent action. If an incident occurs which is categorised as critical, the Licensor will commit resources on a 24/7 basis within one (1) hour from when the incident is reported until an acceptable resolution is achieved. Licensor shall provide Licensee regular progress updates;

ii) **Serious Incident:** This is signified by a significant or degraded loss of service; usually to an extent of more than 50% of End Users being effected. If an incident occurs which is categorised as serious, the Licensor must ensure to commit resources on a 24/7 basis within five (5) hours from when the incident is reported until an acceptable resolution is achieved;

iii) **Medium-Level Incident:** This is signified by a minor loss of service or function; e.g a minor product flaw. For incidents categorised as medium-level, the Licensor must ensure to commit its resources within three (3) working days from when the incident is reported until such time an acceptable resolution has been achieved.

iv) **Minor Incident:** This is signified by an insignificant loss of service or function; system working largely as normal; minor bugs. For incidents categorised as minor, the Licensor shall inform the Licensee of its plans to reach a resolution within seven (7) working days from when the incident is reported. Should the Licensor deem that the issue can be resolved in a subsequent release of the software, as long as this is released within a reasonable time and does not affect the overall functioning of the service, the Licensor may decide to delay the resolution of the incident until such time. In that case, the Licensor must inform the Licensee of its plans in writing. For the avoidance of doubt, email correspondence is acceptable in such a case.

Categorization of the incidents at first instance is done by the Licensee. Where the Licensor disagrees with the Licensee's categorization, it shall be discussed as quickly as reasonably possible by the responsible managers of the Parties.

5. SCHEDULED DOWNTIME

No more than four (4) hours per month of scheduled downtime shall be utilized by the Licensor during the Term. All such scheduled downtime shall be notified in advance to the Licensee with a minimum of two (2) days' notice, and repeatedly twenty-four (24) hours ahead of the planned downtime. Such scheduled downtime is not counted as unavailable time.

6. UNSCHEDULED DOWNTIME

Unscheduled downtime is downtime, which was not previously planned or announced in advance, as opposed to scheduled downtime, defined in chapter 4, above.

We compute downtime duration based on the following formula:

*downtime duration = (site down as reported by 3rd party monitoring tools such as Pingdom or New Relic) * (moment of the incident factor)*

where the moment of incident factor is 1.2 for peak period, 1 for normal off-peak traffic and 0.25 for low periods.

We define a peak period as a period of time where traffic is higher than average by 25% and low periods when traffic is 25% lower than average.

Based on the above definition, we expect a Sunday Premier League match to qualify as a peak period following the 1.2 factor, a normal afternoon when there are no significant matches to normally qualify as normal traffic and a night period when there are again no matches to qualify as lower than average.

7. LIMITATION OF LIABILITY OF THE LICENSOR

Licensor will not be liable for downtime of the Internet connection, including but not limited to downtime caused by the internet provider, weather, defective cables, Client system specifications, or any additional event (or *Force Majeure*) which is beyond the control of the Licensor.

Annex IV: Responsibility Matrix

Licensor products and services are offered as a hosted managed solution as described below. Certain responsibilities of each Party are set forth in the table below:

Description of Responsibilities	Licensee	Licensor
Web components		
Adjustment of any Web component/s		X
Provision of branding guidelines, outline designs, graphical assets, logos and other imagery.	X	
Graphical design, based upon Web components CSS skinning ability	(X)	X
Application of provided graphical assets to design schema		X
Website UI Web components		
Website development and Maintenance	X	X
Integration of Web components to the Licensees website		X
Account/wallet Integration		
Integration to Licensors account- and wallet system	X	(X)
Marketing		
End User acquisition marketing	X	
Game Management		
Event and tournament planning for Network participation		X
Event and tournament planning for own set up of Ring-fenced tournaments	X	
Supply of Statistical data for tournaments and sports		X
Risk management own set up for Ring-fenced tournaments	X	
Risk management Network set up tournaments		X
Platform and End-user Management		
Payment processing management, KYC (Know Your Customer), Fraud and fraud-detection and management.	X	
CRM management	X	
Risk management for offered wagering markets	X	
End-user and Trading Support		
1st line End User support	X	
2nd line support to Licensee's Customer Support during Business Hours		X
2nd line support to Licensee's Game management team during Business Hours		X
Managed trading services for all Licensor provided sports, leagues and betting markets.		X
Maintenance and Upgrades		
Upgrades and new version releases of Web components and Games Platform		X
Hosting Services and Support		
Required Hardware infrastructure (under condition that hosting is provided by Licensor)		X
Hosting services under condition that hosting is provided by Licensor)		X
Internet connectivity (under condition that hosting is provided by Licensor)		X
3rd line technical support as defined in Annex II.		X
Revenue Generation Support		
Account Management, business development for revenue generation		X
Training and information on Licensee products (upon request)		X

Some additional costs may arise regarding Hosting, Bandwidth and Hardware as the service is a "managed hosted service". These costs will be charged "at cost". There is always a flexibility for the Licensee to host the service on own servers.

Annex V: Standard Operating Rules

This section defines the Standard Operating Rules which comprise the Clearing House Rules and the central administration rules and must be adhered to by all Participating Operators

1. CLEARING HOUSE ACCOUNT

1.1 No amount shall be considered paid to Licensor until received for value in the designated Clearing House Account.

1.2 All deductions from, and payments to, a Participating Operator's Clearing House Account shall be made by Licensor in accordance with these Clearing House Rules (and as may be otherwise required to provide the Network to a Participating Operator), in Licensor's sole discretion, and at a time of Licensor's choosing.

2. PRICE PORTIONS, RAKE AND CLEARING HOUSE DEDUCTIONS AND CREDITS

2.1 In respect of each Game or tournament:

2.1.1 Licensor shall deduct from the relevant Participating Operator's Clearing House Account an amount equal to the prize portion and all fees owing to Licensor; and

2.1.2 Licensor shall, after completion of the tournament, credit the relevant Participating Operator's Clearing House Account with a sum equal to that part of the prize portion won by the Participating Operator's End-user/s and the Participating Operator shall, in accordance with Rule 3.1 of the Clearing House Rules, ensure such End-users are paid the prize portion won in such Game or tournament.

2.2 The Participating Operator shall collect the Rake from End-users. The Participating Operator shall not make any greater or lesser charge in contravention of the Rake.

3. PAYMENT OF END-USERS AND NETWORK GUARANTEES

3.1 Each Participating Operator shall at all times be responsible for paying its End-users any and all amounts that they might win in respect of the Games or tournaments. Licensor shall not be liable at any time to pay any prize or winnings to any End-user.

3.2 Each Participating Operator shall take all reasonable measures to protect funds deposited with it by End-users and, at the very least, shall maintain one or more segregated bank accounts for this purpose, which must be clearly designated as client accounts, and must not be used for the Participating Operator's operating expenses.

3.3 Each Participating Operator must notify End-users, on a public-facing part of their website and in plain language, as to how End-users' funds are protected in the event of the Participating Operator's insolvency, as dictated by the laws and regulations pertaining to the Participating Operator's regulatory gaming licenses.

3.4 Each Participating Operator shall pay all prizes and winnings to its End-users within 2 (two) days of cashing out by the End-user. This 2 (two) day period may be extended in the event a Participating Operator reasonably requires information or documentation from an End-user in compliance with any fraud detection or money laundering procedures, which request shall be made to the End-user by the Participating Operator in writing. In no event shall the 2 (two) day period be extended by more than 30 (thirty) days without a full report by Participating Operator to Licensor, which shall include all relevant documentation.

3.5 Licensor shall, for all Participating Operators, monitor the play of the Games and tournaments and shall note information pertaining to each Game, which includes, but is not limited to, the amounts bet, which End-users placed such bets, the total amount bet, the identity of the Participating Operator associated with each End-user playing and the winners of each of the Games or tournament.

3.6 Licensor shall in its sole discretion decide the amounts won and the winners of each Game or tournament in the event of any dispute or malfunction.

3.8 In respect of Games, Licensor shall:

3.8.1 in respect of each losing End-user belonging to a Participating Operator, deduct from the Participating Operator's Clearing House Account an amount equal to the total amount wagered by such losing End-user and called during play; and

3.8.2 in respect of each winning End-user belonging to a Participating Operator, pay into that Participating Operator's Clearing House Account an amount equal to the winning End-user's portion of the Pot.

3.9 Licensor shall apportion to each Participating Operator the losses and wins of each of a Participating Operator's End-users as set out in these Rules. Licensor shall account to each Participating Operator at least once every three (3) days, as well as at month end, for the total of such losses and wins (and the components thereof) for that Participating Operator. Other than by operation of these Rules, Licensor shall not disclose to a Participating Operator any other Participating Operator's losses or wins, or the total thereof, and a Participating Operator shall not be entitled to such information under any circumstances.

4. STATUS OF FUNDS

4.1 Licensor will provide Licensee with a monthly settlement report. In the event the Deposit in the Clearing House Account should deviate more than 10K Euro, Licensee is required to deposit additional funds in the Clearing House Account within 5 working days. In the event that there is a positive balance the amount 10K Euro will be refunded to Licensee within 5 working days,

4.2 Any funds credited by Licensor to the Participating Operator's Clearing House Account and all funds held in a Participating Operator's Clearing House Account in terms of the Clearing House Rules are the Participating Operator's funds and not the funds of the Participating Operator's End-users. All funds paid to Licensor by a Participating Operator are the Participating Operator's funds and not End-user's funds. All of the Participating Operator's End-users' funds shall be retained by the Participating Operator.

4.3 Licensor shall be entitled to use any funds held in the Participating Operator's Clearing House Account to satisfy any funds duly owed by the Participating Operator to Licensor or other Participating Operators.

5. OVERDRAWN CLEARING HOUSE ACCOUNT

5.1 If the Participating Operator's Clearing House Account at any time holds less than the minimum balance, Licensor shall be entitled, without notice, to:

5.1.1 ring-fence the Participating Operator's End-users from some or all of the Games made available on the Network from time to time, such that these End-users are only able to play Games with one another, or with any other limited number of End-users of other Participating Operators, as elected by Licensor, in its sole discretion, and until the Participating Operator's Clearing House Account is in credit with at least the minimum balance, or a revised minimum balance at Licensor's sole discretion; and/or

5.1.2 suspend the Participating Operator's use of the Network, and the Participating Operator's End-users will not be able to play any Games until the Participating Operator's Clearing House Account is in credit with at least the minimum balance, or a revised minimum balance at Licensor's sole discretion.

5.2 In restricting or suspending the Participating Operator's use of the Network pursuant to Rule 5.1 above, Licensor is entitled, either itself, or through any other authorized party, to obstruct, inhibit, cut-off, or otherwise cease operation of any software or hardware required by the Participating Operator for access to the Network.

5.3 Any amount owed to Licensor by reason of a Participating Operator's designated Clearing House Account holding less than the minimum balance shall be due and payable automatically, without demand by Licensor.

Annex VI: Special Requirements and Services

This Agreement will contains a set of Special Requirements to be fulfilled by the Parties as specified in this section.

Description of Service	Licensee	Licensor
Integration of 3rd Party Feeds and Services		
Integration of ANZ Gateway per the documentation provided by the Licensee, and titled: secure-gateway-virtual-terminal-quickrefguide.pdf		X
Ongoing costs for ANZ Gateway services	X	
Integration of Credit Card Verification functionality as specified in the documentation provided by the Licensee and titled: Credit Card Verification FRS (16/05/2022 V 1.1)		X
Ongoing costs for Credit Card Verification services	X	
Bet refer requirements per Intercept - Bet Refer FRS - v0.2		X
Any ongoing costs for Bet refer requirements	X	
Poli payment service provider integration per documents provided by the Licensee titled: MerchantAccountRecordS6106000.pd MerchantDebitLetterS6106000.pd Poliemail.pd		X
Any ongoing costs for Poli or other Payment Service Providers	X	
Integration of Racebets feeds per documentation to be provided by the Licensee with titles to be confirmed		X
Integration of Racelab Fixed Odds Exotics product		X
Ongoing costs for all Racebets feeds	X	
Integration of Sporting Solutions feeds per documentation to be provided by the Licensee with titles to be confirmed if required		X
Ongoing costs for all Sporting Solutions feeds if required	X	
Provision of Sportsbook odds markets (pre-match and in play) for the agreed sports, leagues and markets in addition to those specified in Annex I based on the following document https://docs.google.com/spreadsheets/d/17bIcUYE_cPC-u1CSppm4NOK1N5jxuSs-5VH_RBzE8AY/edit?usp=sharing To be finalised between the parties.		X
Designs for User Interface		
Designs per Design _ 002_Apple iSport - Horse Racing document		X
KYC Checks		
Integration of a single required KYC Provider		X
Costs for individual KYC checks and developments	X	
Any Other Special Requirements		
Integration with Intercom	X	
Please specify here		
Please specify here		
Items to be discussed, scoped and agreed between the parties in due course		
Odds boost functionality	X	X
Auto-generated monthly client statements	X	X
Hiding of all promo pages and banners until after End-user log in		X

Annex VII: Deliverables Timeline

The parties shall endeavor to build, test finalise and deplot the project according to the following deliverables outline. The parties shall also work closely together to form a more detailed schedule of key milestones and timelines within 2 weeks of the execution of this Agreement.

Item	Estimated Delivery
Development and finalisation of detailed project timeline	Within 2 weeks of Effective Date
Commencement of development work	Within 2 weeks of Effective Date
Gathering of any remaining, detailed Licensor requirements	Within 2 weeks of Effective Date
	Within 2 weeks of Effective Date
Arrangement of face to face meeting in Scout's offices	
Setup of technical Kick-off call or meeting	Within 2 weeks of Effective Date
Establishment of weekly checkpoint calls, live communications channels, Asana or Jira communications and other comms channels	During technical KO call
Setup of back office and staging environments	Within 2 weeks of Effective Date
First deployment to staging	Within 3 weeks of Effective Date
Commencement of 3rd party feeds and services integrations	Within 3 weeks of Effective Date
Initial implementation of designs, UI and UX	Within 4 weeks of Effective Date
1st Draft of final designs, UI and UX	Dec 7th, 2022
Completed integration of all 3rd party feeds	Dec 21st, 2022
Completed front-end for all integrated elements	Jan 14th, 2023
Deployment to QA	Jan 28th, 2023
Revisions and Acceptance testing	Feb 4th, 2023
Deployment to production and further testing	Feb 14th, 2023
Launch ready product	Feb 21st, 2023